EXHIBIT 5.23
[Letterhead of Weerawong, Chinnavat & Peangpanor Ltd.]
July 9, 2012
To:	Reynolds Group Holdings Limited Level Nine 148 Quay Street Auckland 1140 New Zealand

To:	Reynolds Group Issuer Inc. c/o National Registered Agents, Inc. 160 Greentree Drive, Suite 101, Dover, Delaware 19904

To:	Reynolds Group Issuer LLC c/o National Registered Agents, Inc. 160 Greentree Drive, Suite 101, Dover, Delaware 19904

To:	Reynolds Group Issuer (Luxembourg) S.A. 6C Rue Gabriel Lippmann, L-5365 Munsbach, Grand Duchy of Luxembourg

To:	SIG Combibloc Ltd. 33 Moo 4 Pluakdaeng Sub-District Pluakdaeng District, Rayong, Thailand
Re:   Registration Statement on Form F-4
Dear Sirs,
We have acted as a special Thai legal counsel to the addressees in connection with the co-issuance of new notes in an aggregate amount of US$ 1,250,000,000 aggregate principal amount of 9.875% senior unsecured notes due 2019, issued initially by Reynolds Group Issuer Inc., Reynolds Group Issuer LLC and Reynolds Group Issuer (Luxembourg) S.A.
1.	Laws

This opinion is limited to the laws of Thailand as currently interpreted by the Supreme Court of Thailand, which are published and available to the public as at the date hereof. Our opinion is to be interpreted and construed in accordance with the laws of Thailand.

2.	Documents Reviewed

For the purposes of this opinion, we have reviewed:
(i)	copies of the Transaction Documents (as defined below);

(ii)	the documents listed in Schedule 1 hereto (the “Corporate Documents”); and

(iii)	such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

July 9, 2012	Page 2
3.	Definitions

In this opinion:
(i)	“Company” means SIG Combibloc Ltd., a limited company incorporated under the laws of Thailand with the company registration number 0105538149390;

(ii)	“First Supplemental Indenture” means the first senior notes supplemental indenture relating to the Indenture, dated as of September 8, 2011, among Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., Beverage Packaging Holdings (Luxembourg) I S.A, certain additional note guarantors listed thereto (including the Company) and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent and registrar;

(iii)	“Indenture” means the senior unsecured notes indenture dated as of August 9, 2011 relating to the 9.875% senior unsecured notes due 2019 between, among others, the Escrow Issuers (as defined therein) and The Bank of New York Mellon, as trustee;

(iv)	“MOC” means the Ministry of Commerce of Thailand;

(v)	“Seventh Supplemental Indenture” means the form of seventh senior notes supplemental indenture relating to the Indenture, filed as Exhibit 4.22.2 to the Registration Statement (File No. 333-182332), to be entered into among Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., Beverage Packaging Holdings (Luxembourg) I S.A, certain guarantors party listed thereto (including the Company) and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent and registrar; and

(vi)	“Transaction Documents” means the First Supplemental Indenture and the Seventh Supplemental Indenture.
4.	Assumptions

For the purposes of this opinion, we have assumed (without making any investigation of these assumptions):
(i)	that the board of directors meeting no. 6/2011 of the Company held on July 19, 2011, the board of directors meeting no. 1/2012 of the Company held on February 27, 2012, the extraordinary shareholders meeting no. 3/2011 of the Company held on July 5, 2011, and the extraordinary shareholders meeting no. 1/2012 of the Company held on March 8, 2012 were duly made, called and convened, and the resolutions expressed in the minutes thereof were duly passed and have not been revoked, rescinded or amended by any subsequent resolutions of the board of directors meeting or shareholders meeting of the Company;

(ii)	that the power of attorney of the Company dated July 19, 2011, and the power of attorney of the Company dated March 13, 2012 have not been revoked, rescinded or amended; and

(iii)	the genuineness of all signatures and seals, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

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In the course of our examination, we have found nothing to indicate that the above assumptions are not justified but we have not endeavored to make any independent verification of such factual assumptions. As to any facts material to the opinion expressed herein which were not independently established or verified, we have relied upon certificates, statements and representations of officers and other representatives of the Company and others.

5.	Opinions

Based upon the foregoing assumptions, we are of the opinion that under the laws of Thailand at the date hereof:
5.1	Corporate Existence and Authority

The Company is a limited company duly incorporated and validly existing under the laws of Thailand, and is a separate legal entity capable of suing or being sued in its own name. The Company has corporate power and authority to enter into and perform its obligations under the Transaction Documents. The Company has taken all corporate actions necessary to authorize its execution and delivery of the Transaction Documents, and the performance of its obligations under the Transaction Documents.

5.2	Restriction

The execution and delivery of the Transaction Documents and the performance by the Company of its obligations under the Transaction Documents will not conflict with, result in a breach or violation of, or constitute a default under (a) its Corporate Documents or (b) any Thai law or regulation. The Company has duly executed the First Supplemental Indenture.

5.3	Government Authorization

No consents, license or approvals of, registration with or declarations to any governmental authorities and agencies in Thailand are required to be performed by the Company in connection with the execution, delivery, performance, observance, legality, validity, enforceability or admissibility in evidence of the Transaction Documents, except for the filing of foreign exchange control forms and the obtaining of the exchange control approval from (i) a commercial bank operating in Thailand that is an authorized agent of the Bank of Thailand with regard to the purchase and remittance of foreign currency out of Thailand or (ii) the Bank of Thailand (as the case may be).
Insofar as the opinions expressed herein refer to the laws of Thailand, such references shall include the constitution, emergency decrees, royal decrees, ministerial decrees, ministerial regulations and ministerial notifications of the ministry or other governmental agency, and any reference to these and any Supreme Court judgments, shall be limited to those which are published and available to the public as of the date hereof. Nothing has come to our attention that would indicate that any unpublished laws or Supreme Court judgments exist which would affect any of the opinions expressed herein.
We understand that you will rely upon this opinion as to matters of Thai law, as applicable, in connection with the matters set forth herein. In addition, we understand that Debevoise & Plimpton

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LLP (“Debevoise”) will rely upon this opinion as to matters of Thai law, as applicable, in connection with an opinion to be rendered by it on the date hereof relating to the Company. In connection with the foregoing, we hereby consent to your and Debevoise’s relying upon this opinion as to matters of Thai law, as applicable.
We also consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Validity of the Securities” in the Prospectus. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 (as amended) or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.
Yours faithfully,
Weerawong, Chinnavat & Peangpanor Ltd.
/s/ Weerawong, Chinnavat & Peangpanor Ltd.

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SCHEDULE 1
List of Corporate Documents
1.	Affidavit of SIG Combibloc Ltd. issued by the MOC on July 22, 2011.

2.	Affidavit of SIG Combibloc Ltd. issued by the MOC on March 6, 2012.

3.	Copies of Memorandum of Association and Articles of Associations of SIG Combibloc Ltd., certified by the MOC on July 22, 2011.

4.	Copies of Memorandum of Association and Articles of Associations of SIG Combibloc Ltd., certified by the MOC on March 6, 2012.

5.	Copy of the list of shareholders of SIG Combibloc Ltd. as of April 29, 2011, certified by the MOC on July 22, 2011.

6.	Copy of the list of shareholders of SIG Combibloc Ltd. as of April 29, 2011, certified by the MOC on March 6, 2012.

7.	Copy of the minutes of the board of directors meeting no. 6/2011 of SIG Combibloc Ltd., held on July 19, 2011.

8.	Copy of the minutes of the board of directors meeting no. 1/2012 of the Company held on February 27, 2012

9.	Copy of the minutes of the extraordinary shareholders meeting no. 3/2011 of SIG Combibloc Ltd., held on July 5, 2011.

10.	Copy of the minutes of the extraordinary shareholders meeting no. 1/2012 of the Company held on March 8, 2012.

11.	Copy of a power of attorney of SIG Combibloc Ltd. dated July 19, 2011, authorizing each of (i) Graeme Richard Hart, (ii) Bryce McCheyne Murray, (iii) Helen Dorothy Golding, (iv) Allen Philip Hugli, (v) Gregory Alan Cole, (vi) Mark Dunkley, (vii) Cindi Lefari, (viii) Philip John Presnell West, (ix) Thomas James Degnan, (x) Robert Bailey, (xi) Stephen David Pardy, (xii) Jennie Blizard, (xiii) Chiara Francesca Brophy and (xiv) Karen Michelle Mower to execute certain Transaction Documents and other related documents, without the company seal affixed, for and on behalf of SIG Combibloc Ltd.

12.	Copy of a power of attorney of SIG Combibloc Ltd. dated March 13, 2012, authorizing each of (i) Graeme Richard Hart, (ii) Bryce McCheyne Murray, (iii) Helen Dorothy Golding, (iv) Allen Philip Hugli, (v) Gregory Alan Cole, (vi) Mark Dunkley, (vii) Cindi Lefari, (viii) Philip John Presnell West, (ix) Thomas James Degnan, (x) Robert Bailey, (xi) Stephen David Pardy, (xii) Prudence Louise Wyllie, (xiii) Chiara Francesca Brophy, (xiv) Karen Michelle Mower and (xv) Jennie Blizard to execute certain Transaction Documents and other related documents, without the company seal affixed, for and on behalf of SIG Combibloc Ltd.

13.	Attorney’s Certificate of SIG Combibloc Ltd. dated September 9, 2011, issued in connection with certain Transaction Documents.

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14.	Attorney’s Certificate of SIG Combibloc Ltd. dated March 15, 2012, issued in connection with certain Transaction Documents.

15.	Copy of a permit no. 1755401001 granted by the Director-General of the Department of Business Development, MOC to SIG Combibloc Ltd. on May 31, 2011, under the Foreign Business Act B.E. 2542, under which SIG Combibloc Ltd. is permitted to guarantee the obligations of its affiliates named therein.